Exhibit 99.1

Tucows Sells 2,500 Domain Names

TORONTO, June 19, 2007 - Tucows Inc. (AMEX:TCX, TSX:TC) today announced that it has sold approximately 2,500 domain names from its portfolio of domain names for US$3.0 million in a private transaction. Tucows may earn up to an additional US$1.2 million if certain performance criteria are met. Any additional payment will be payable in one year’s time.

“This sale indicates some of the latent value of our domain name portfolio,” said Elliot Noss, President and CEO of Tucows Inc. “As I have stated in the past, we will continue to be opportunistic with our domain name assets. While, this transaction does contain revenue-generating assets, we felt that the sale was appropriate. This transaction also provides us with an opportunity to step back and evaluate some operating possibilities. Accordingly, while we now believe our cash flow from operations for 2007 will likely be at the top end of the US$10 million to US$12 million range, we do not expect to be discussing any possible change in guidance until our next conference call at the earliest.”

This release may contain forward-looking statements, relating to the Company’s operations or to the environment in which it operates, which are based on Tucows Inc.’s operations, estimates, forecasts and projections. These statements are not guarantees of future performance and are subject to important risks, uncertainties and assumptions concerning future conditions that may ultimately prove to be inaccurate or differ materially from actual future events or results. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, investors should not place undue reliance on these forward-looking statements, which are based on Tucows Inc.’s current expectations, estimates, projections, beliefs and assumptions. These forward-looking statements speak only as of the date of this presentation and are based upon the information available to Tucows Inc. at this time. Tucows Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Tucows

Tucows Inc. is the largest Internet services provider for hosting companies and ISPs. Through our network of over 7,000 service providers around the world we provide millions of email boxes and manage over seven million domains. Tucows is an accredited registrar with ICANN (the Internet Corporate for Assigned Names and Numbers). Tucows remains one of the most popular software download sites on the Internet. For more information please visit: http://about.tucows.com.

For more information, contact:

Leona Hobbs

Director of Communications

Tucows

(416) 538-5450

lhobbs@tucows.com